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                                                   Exhibit 11


                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

     STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)(2)

                     (in thousands, except per share data)
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                                                 THREE MONTHS ENDED                            NINE MONTHS ENDED
                                          SEPTEMBER 28, 1996   SEPTEMBER 30, 1995   SEPTEMBER 28, 1996   SEPTEMBER 30, 1995
                                          -------------------  -------------------  -------------------  -------------------

HISTORICAL
Common Stock Outstanding, beginning of the period      9,006                8,513                8,758                5,490
Weighted average cheap stock                               -                    -                    -                  792
Weighted average redeemable common stock                   -                    -                    -                  385
Weighted average number of common stock issued             6                   86                  187                1,056
Weighted average of common stock equivalents           1,832                    -                    -                  782
Less:  assumed purchase of treasury
 shares                                               (1,039)                   -                    -                  (64)
                                                     -------               ------             --------               ------
Weighted average number of common and
 common equivalent shares outstanding                  9,805                8,599                8,945                8,441
                                                     =======               ======             ========               ======

Net income (loss)                                    $   326               $ (292)            $( 9,007)              $1,843
                                                     =======               ======             ========               ======

Net income (loss) per common and common
  equivalent share outstanding                         $0.03               $(0.03)            $  (1.01)               $0.22

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     (1)    Primary and fully diluted calculation are substantially the same

     (2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuance's of common stock and common stock equivalents, within the one year prior to the initial filing of the Company's registration statement, at share prices below the assumed mid-point of the initial public offering price of $11.00 per share, are considered to have been made in anticipation of the Company's public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method, since the inception of the Company, for all reporting periods prior to the effective date of the public offering.